                                                                      EXHIBIT 99

                SELECTED FINANCIAL DATA OF THE HERTZ CORPORATION
                            (IN MILLIONS OF DOLLARS)

     The following table presents selected consolidated financial information of The Hertz Corporation ("Corporation"), which is unaudited for the year ended December 31, 1994 and which has been extracted from the audited financial statements for the years ended December 31, 1993, 1992, 1991 and 1990. The information in the table and the notes thereto should be read in conjunction with the financial statements and the related notes thereto contained in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, its Current Report on Form 8-K/A No. 1 dated July 14, 1994, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994.

                                                                       Years Ended December 31,
                                                          --------------------------------------------------
                                                           1994       1993       1992       1991       1990
                                                          ------     ------     ------     ------     ------
REVENUES..............................................    $3,294     $2,855     $2,816     $2,626     $2,667
                                                          ------     ------     ------     ------     ------
EXPENSES:
  Direct operating....................................     1,766      1,647      1,627      1,486      1,470
  Depreciation of revenue earning equipment...........       703(a)     524(a)     497(b)     493        526
  Selling, general and administrative.................       385        336        353        339        348
  Interest, net of interest income of $7, $11, $4, $10
    and $25...........................................       277        246        307        304        300
                                                          ------     ------     ------     ------     ------
                                                           3,131      2,753      2,784      2,622      2,644
                                                          ------     ------     ------     ------     ------
INCOME BEFORE INCOME TAXES............................       163        102         32          4(b)      23
PROVISION (BENEFIT) FOR TAXES ON INCOME...............        72(a)      49(a)      22(b)      (1)(b)    (11)(c)
                                                          ------     ------     ------     ------     ------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES...............................        91         53         10          5         34
CUMULATIVE EFFECT ON PRIOR YEARS OF CHANGES IN METHOD
  OF ACCOUNTING FOR --
  Postretirement Benefits (d).........................        --         --         (4)        --         --
  Vehicle Warranties (e)..............................        --         --         --         (4)        --
                                                          ------     ------     ------     ------     ------
NET INCOME............................................    $   91     $   53     $    6     $    1     $   34
                                                          ======     ======     ======     ======     ======
Ratio of Earnings to Fixed Charges (f)................       1.4        1.3        1.1        1.0        1.1
Balance Sheet Data at End of Period:
  Total Assets........................................    $6,521     $4,688     $4,222     $4,294     $4,334
  Total Debt..........................................     4,414      2,940      2,550      2,702      2,798
  Shareholders' Equity................................       736        617        580        599        600
  Ratio of Total Debt to Shareholders' Equity.........       6.0        4.8        4.4        4.5        4.7

- ---------------
(a) Effective July 1, 1994, certain lives being used to compute the provision for depreciation of revenue earning equipment were increased to reflect changes in the estimated residual values to be realized when the equipment is sold. As a result of this change, depreciation of revenue earning equipment for year 1994 was decreased by $9.6 million. Depreciation of revenue earning equipment for the year 1993 includes net credits of $28.1 million as compared to net credits of $16.9 million in 1992, primarily attributable to higher proceeds received in 1993 on disposal of the equipment. The tax provision for the year 1994 includes a $1.5 million credit resulting from adjustments made to tax accruals in connection with tax audit evaluations and the effects of prior years' tax sharing arrangements between the Corporation and its former parent company, RCA. The tax provision for the year 1993 includes a $1.1 million charge relating to the increase in net deferred tax liabilities as of January 1, 1993 due to changes in the tax laws enacted in August 1993 and a $2.0 million credit resulting from adjustments made to tax accruals in connection with tax audit evaluations and the effects of prior years' tax sharing arrangements between the Corporation and its former parent companies, UAL and RCA.

     Effective January 1, 1993, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which did not have a material effect on the Corporation's consolidated financial position, results of operations or cash flows.

(b) Depreciation of revenue earning equipment for the year 1992 includes net credits of $16.9 million as compared to net charges of $5.4 million in 1991, primarily attributable to higher proceeds received in 1992 on disposal of the equipment and the elimination of losses incurred in 1991 due to the increase in 1992 of "non-risk" vehicles acquired which are returned to the vehicle manufacturers at pre-established prices.

     The tax provision includes credits of $9.8 million, $16.7 million, and $38.8 million for the years 1992, 1991 and 1990, respectively, resulting from adjustments made to tax accruals in connection with tax audit evaluations and the effects of prior years' tax sharing arrangements between the Corporation and its former parent companies, UAL and RCA, and the reversal of tax accruals no longer required and benefits realized relating to certain foreign operations. The tax provision for the year 1991 also includes benefits of $5.5 million related to the close down and sale of certain unprofitable foreign operations.

     The decrease in income before income taxes for the year ended December 31, 1991, as compared to the prior year, was due to provisions made in 1991 of approximately $20 million primarily incurred to close down certain unprofitable foreign operations and depreciation adjustments made to residual values of certain vehicles, $15 million of lower interest income in 1991 primarily relating to refunds of prior years' income taxes, and the adverse effects of the decrease in travel due to the war in the Persian Gulf and a slowdown in the economy. The decrease was partly offset by net credits of $8.9 million relating to the sale and disposition of certain properties.

(c) The tax provision for the year 1990 includes credit adjustments of $38.8 million, resulting from adjustments made to tax accruals in connection with tax audit evaluations and the effects of prior years' tax sharing arrangements between the Corporation and its former parent companies, UAL and RCA.

(d) Effective January 1, 1992, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions ("FAS No. 106"), which requires that postretirement health care and other non-pension benefits be accrued during the years the employee renders the necessary service. Prior to 1992, the Corporation accrued for such benefits on a pay-as-you-go basis. As of January 1, 1992, the Corporation recorded a cumulative decrease in net income of $4.3 million (net of $2.7 million tax benefit) as a result of implementing FAS No. 106.

(e) Effective January 1, 1991, the Corporation adopted the provisions of FASB Technical Bulletin No. 90-1, Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts ("FAS No. 90-1"), which requires that proceeds received from warranty contracts should be deferred and recognized in income on a straight line basis over the contract period, and costs of services performed under the contract should be charged to expense as incurred. Prior to 1991, when vehicles were sold under an extended warranty contract, the proceeds received by the Corporation under such contract, net of estimated costs to be incurred in fulfilling obligations under those contracts, were recorded in income when the sale occurred. As of January 1, 1991, the Corporation recorded a cumulative decrease in net income of $3.5 million (net of $2.2 million tax benefit) as a result of implementing FAS No. 90-1.

(f) Earnings have been calculated by adding interest expense and the portion of rentals estimated to represent the interest factor to income before income taxes. Fixed charges include interest charges (including capitalized interest) and the portion of rentals estimated to represent the interest factor.

                                       10